Filed pursuant to Rule 433
dated December 4, 2017
Relating to
Preliminary Pricing Supplement dated December 4, 2017
to Prospectus Supplement dated December 4, 2017 and
Prospectus dated November 17, 2017
Registration Statement No. 333-221639

Pricing Term Sheet for 3.600% Secured Medium-Term Notes, Series L, due December 1, 2047

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company
Trade Date: December 4, 2017

Original Issue Date/Settlement Date: December 6, 2017

Principal Amount: $350,000,000

Price to Public: 99.927% of Principal Amount, plus accrued interest, if any, from December 6, 2017 if settlement occurs after that date

Interest Rate: 3.600% per annum

Interest Payment Dates: June 1 and December 1, commencing June 1, 2018

Redemption: As specified in Preliminary Pricing Supplement dated December 4, 2017. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%).

Maturity Date: December 1, 2047

CUSIP: 74456QBT2

Joint Book-Running Managers:
MUFG Securities Americas Inc. ($73,500,000)

Scotia Capital (USA) Inc. ($73,500,000)

Wells Fargo Securities, LLC ($73,500,000)

Credit Suisse Securities (USA) LLC ($54,250,000)

Merrill Lynch, Pierce, Fenner & Smith

Incorporated ($54,250,000)

Co-Manager:
CastleOak Securities, L.P. ($21,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling MUFG Securities Americas Inc. toll free at (877) 649-6848, Scotia Capital (USA) Inc. toll free at (800) 372-3930 or Wells Fargo Securities, LLC toll free at (800) 645-3751.